EXHIBIT 2.1

AMENDMENT NO. 2

TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 (this “Amendment”), dated as of October 3, 2005, to the Agreement and Plan of Merger, dated as of May 8, 2005, as amended as of July 11, 2005 (the “Merger Agreement”), by and among Duke Energy Corporation, a North Carolina corporation (“Duke”), Cinergy Corp., a Delaware corporation (“Cinergy”), Duke Energy Holding Corp., a Delaware corporation (formerly Deer Holding Corp.) (the “Company”), Deer Acquisition Corp., a North Carolina corporation (“Merger Sub A”), and Cougar Acquisition Corp., a Delaware corporation (“Merger Sub B”).

WHEREAS, Section 7.03 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions; References.  Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement.  Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Merger Agreement as amended by this Amendment.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.1             Amendment to Merger Agreement.  The Merger Agreement shall be amended as follows:

(a)           Exhibit A to the Merger Agreement is hereby amended and restated in its entirety in the form attached as Annex 1 hereto.

ARTICLE III

MISCELLANEOUS

Section 3.1             No Further Amendment.  Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.  This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 3.2             Effect of Amendment.  This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby.  From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 3.3             Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 3.4             Separability Clause.  In case any one or more of the provisions contained in this Amendment should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

Section 3.5             Counterparts.  This Amendment may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

Section 3.6             Headings.  The descriptive headings of the several Articles of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Duke, Cinergy, the Company, Merger Sub A and Merger Sub B have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DUKE ENERGY CORPORATION

By:	/s/ B. Keith Trent
Name: B. Keith Trent
Title: Group Vice President, General
Counsel and Secretary

CINERGY CORP.

By:	/s/ Marc E. Manly
Name: Marc E. Manly
Title: Executive Vice President and Chief
Legal Officer

DUKE ENERGY HOLDING CORP.

By:	/s/ B. Keith Trent
Name: B. Keith Trent
Title: Vice President and General Counsel

DEER ACQUISITION CORP.

By:	/s/ B. Keith Trent
Name: B. Keith Trent
Title: Vice President and General Counsel

COUGAR ACQUISITION CORP.

By:	/s/ B. Keith Trent
Name: B. Keith Trent
Title: Vice President and General Counsel

ANNEX 1

See attached.

Exhibit A

To The Merger Agreement

FORM OF CERTIFICATE OF INCORPORATION OF THE

COMPANY AS OF THE EFFECTIVE TIME

RESTATED CERTIFICATE OF INCORPORATION

OF

DUKE ENERGY CORPORATION

DUKE ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.  The name of the corporation is Duke Energy Corporation and the name under which the corporation was originally incorporated was Deer Holding Corp.  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 3, 2005.

2.  This Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the unanimous written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, restates and integrates and further amends the provisions of the Certificate of Incorporation as amended or supplemented heretofore.  As so restated and integrated and further amended, the Restated Certificate of Incorporation (hereinafter, this “Certificate of Incorporation”) reads as follows:

ARTICLE FIRST

Name

The name of the corporation is Duke Energy Corporation.

ARTICLE SECOND

Registered Office

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE THIRD

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE FOURTH

Capital Stock

(a)           The aggregate number of shares of stock that the Corporation shall have authority to issue is [                    ] shares, consisting of [                    ] shares of Common Stock, no par value per share (the

“Common Stock”), and [                    ] shares of Preferred Stock, no par value per share (the “Preferred Stock”).

(b)           The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of Preferred Stock to the full extent now or hereafter permitted by the law of the State of Delaware.  The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

(c)           Subject to applicable law and the rights, if any, of the holders of any class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation in its discretion shall determine.  Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock with dividends the rate of which is calculated by reference to, and the payment of which is concurrent with, dividends on shares of Common Stock.

(d)           In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any class or series of the Preferred Stock, the net assets of the Corporation available for distribution to stockholders of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.  If the assets of the Corporation are not sufficient to pay the amounts, if any, owing to holders of shares of Preferred Stock in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the class or series of Preferred Stock.  Neither the merger or consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph, except to the extent specifically provided in any certificate of designation for any class or series of Preferred Stock.  Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock for which the amount to be distributed upon any liquidation, dissolution or winding up of the Corporation is calculated by reference to, and the payment of which is concurrent with, the amount to be distributed to the holders of shares of Common Stock.

(e)           Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any class or series of Preferred Stock, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of stockholders.

(f)            Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of Common Stock shall vote together as a class, and every holder of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the books of the Corporation; provided, however, that, except as otherwise required by law, or unless provided in any certificate of designation for any class or series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to applicable law.  Subject to the rights of the holders of any class or series of Preferred Stock, stockholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the Corporation and no stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE FIFTH

Board of Directors

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)           Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall not be less than nine (9) nor more than eighteen (18), as may be fixed from time to time by the Board of Directors.

(c)           A director may be removed from office with or without cause; provided, however, that, subject to applicable law, any director elected by the holders of any series of Preferred Stock may be removed without cause only by the holders of a majority of the shares of such series of Preferred Stock.

(d)           Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e)           Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the directors shall be elected by the holders of voting stock and shall hold office until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(f)            Election of directors need not be by written ballot unless the By-Laws so provide.

(g)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE SIXTH

Action by Stockholders; Books of the Corporation

(a)           Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

(b)           Any action required or permitted to be taken at any Annual or Special Meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only if consent in writing setting forth the action so taken is signed by all the holders of the Corporation’s issued and outstanding capital stock entitled to vote thereon.

ARTICLE SEVENTH

Amendment of Certificate of Incorporation

The Corporation reserves the right to supplement, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.  Notwithstanding the foregoing, this ARTICLE SEVENTH and sections (b) and (d) of ARTICLE FIFTH may not be supplemented, amended, altered, changed, or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such supplement, amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE EIGHTH

Amendment of By-laws

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation.  No By-laws may be adopted, repealed, altered or amended in any manner that would be inconsistent with this Restated Certificate of Incorporation (as it may be adopted, repealed, altered or amended from time to time in accordance with ARTICLE SEVENTH).

ARTICLE NINTH

Limitation of Liability

Except to the extent elimination or limitation of liability is not permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty in such capacity.  Any repeal or modification of this ARTICLE NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE TENTH

Liability of Stockholders

The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation’s debts, and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

IN WITNESS WHEREOF, THE UNDERSIGNED, being the [INSERT TITLE], has executed this Restated Certificate of Incorporation as of the [          ] day of [          ], 200[ ], and DOES HEREBY CERTIFY under the penalties of perjury that the facts stated in this Restated Certificate of Incorporation are true.

By:
Name:
Title: